Exhibit 99.1

LEVI		1155 Battery Street, San Francisco, CA 94111
STRAUSS
& Co.
NEWS

	Investor Contact:	Allison Malkin
Integrated Corporate Relations, Inc.
(203) 682-8200

	Media Contact:	Jeff Beckman
Levi Strauss & Co.
(415) 501-3317

LEVI STRAUSS & CO. ANNOUNCES THIRD-QUARTER FINANCIAL RESULTS

SAN FRANCISCO (October 11, 2005) – Levi Strauss & Co. (LS&CO.) today announced financial results for the third quarter ended August 28, 2005 and filed its third-quarter 2005 Form 10-Q with the Securities and Exchange Commission. The results reflect modest net sales growth and good profit performance for the period.

Third-quarter 2005 net sales were $1.02 billion compared to $995 million for the third quarter of 2004, representing an increase of 2.4 percent on a reported basis and 1.8 percent on a constant-currency basis. The sales increase was driven primarily by increased net sales in the Asia Pacific region, the U.S. Levi’s® brand and the U.S. Levi Strauss Signature® brand. These gains were partially offset by lower sales in the European region and the U.S. Dockers® brand.

Operating income increased 9 percent to $139 million for the third quarter, or 14 percent of net sales, compared to $128 million, or 13 percent of net sales, for the same period of 2004. The improvement reflects lower restructuring charges and other corporate expense. Net income for the third quarter decreased $8 million to $38 million compared to net income of $47 million in the same quarter of 2004. The decrease was driven by lower income tax expense in the third quarter of 2004 as a result of a tax-rate benefit.

“We had another good quarter, consistent with our goals for this year,” said Phil Marineau, chief executive officer. “We delivered modest sales growth and strong margins and operating profit in a difficult retail environment. I’m pleased with the revenue growth in Asia Pacific and in the U.S. Levi’s® and Levi Strauss Signature® brands. Our revenue performance in Europe is weaker than we had hoped, but we continue to see profit improvements and believe we’re on the right strategic course. For the balance of the year, we remain cautious about sales in the United States and Europe in light of energy prices and the retail environment.”

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LS&CO. Q3 2005 Results/Add One

October 11, 2005

Third-Quarter 2005 Results

•	Gross profit was essentially flat at $454 million compared to $456 million in the third quarter of 2004. The gross margin decreased 130 basis points to 44.6 percent of net sales for the third quarter compared to 45.9 percent of net sales in the same quarter last year. The gross margin in the third quarter of 2005 was primarily affected by a higher sales mix of lower-margin fashion and seasonal products in the United States, partially offset by a net sales increase for the Levi’s® brand in the United States, a net sales increase for Asia Pacific, and the more premium positioning of the Levi’s® brand in Europe.

•	Selling, general and administrative (SG&A) expenses increased $19 million or 6 percent to $320 million in the third quarter of 2005 from $301 million in same period of 2004. Higher SG&A expenses were primarily attributable to an increase in advertising and promotion expense and higher incentive compensation costs. These were partially offset by lower salary and wages and related expenses as well as decreased distribution costs, reflecting the impact of cost-savings initiatives. As a percent of sales, SG&A expenses were 31 percent in the third quarter of 2005 compared to 30 percent in the same period of 2004.

•	Restructuring charges, net of reversals, were $5 million for the third quarter of 2005 versus $28 million in the prior-year period. The 2005 charges were for third-quarter 2005 activities related primarily to European reorganization initiatives that began last year, including moving the Dockers® brand operation to Brussels from Amsterdam. The substantially higher 2004 charges primarily reflected costs related to the 2004 closure of two manufacturing plants in Spain and 2004 U.S. and European organizational changes.

•	Other operating income increased in the third quarter of 2005, driven primarily by a $5 million increase in royalty income from licensees. Royalty income was $16 million for the 2005 quarter, compared to $12 million in the same period last year. The increase reflects the company’s decision last year to license certain product categories.

•	Income tax expense for the third quarter was $40 million compared to $18 million in the comparable 2004 period. The effective tax rate for the third quarter of 2004 was significantly lower due primarily to a revision in the estimate of annual earnings for domestic and foreign subsidiaries.

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LS&CO. Q3 2005 Results/Add Two

October 11, 2005

“We have improved our financial strength this year, delivering stronger profitability through the first nine months of the year,” said Hans Ploos van Amstel, chief financial officer. “Our improved earning power has allowed us to increase our investment in product, advertising and stronger marketing, consistent with our strategy to reinvest part of our increased profits into key brand-building initiatives. This strategy is even more important in light of the current competitive environment. We’re also pleased that we completed settlement discussions in late August with the U.S. Internal Revenue Service relating to our consolidated U.S. federal corporate income tax returns for 1990 to 1999. The IRS examination of those tax years is now closed.”

Investor Conference Call

The company’s third-quarter investor conference call will be available through a live audio Webcast at http://levistrauss.com/news/webcast.htm today, October 11, 2005, at 7 a.m. PDT/10 a.m. EDT. A replay is available on the Web site the same day and will be archived for six months. A telephone replay also is available through October 25, 2005 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 9898242.

This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2004, especially in the Management’s Discussion and Analysis - “Financial Condition and Results of Operations” and “Factors That May Affect Future Results” sections, our most recent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

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LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

(Unaudited)

	August 28, 2005	November 28, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$210,193	$299,596
Restricted cash	2,883	1,885
Trade receivables, net of allowance for doubtful accounts of $33,030 and $29,002	543,616	607,679
Inventories:
Raw materials	18,417	45,271
Work-in-process	14,538	22,950
Finished goods	620,808	486,633

Total inventories	653,763	554,854
Deferred tax assets, net of valuation allowance of $26,364	131,491	131,491
Other current assets	87,648	83,599

Total current assets	1,629,594	1,679,104
Property, plant and equipment, net of accumulated depreciation of $478,731 and $486,439	383,219	416,277
Goodwill	199,905	199,905
Other intangible assets, net of accumulated amortization of $1,063 and $720	46,204	46,779
Non-current deferred tax assets, net of valuation allowance of $360,319	455,303	455,303
Other assets	92,839	88,634

Total assets	$2,807,064	$2,886,002

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current maturities of long-term debt and short-term borrowings	$15,152	$75,165
Current maturities of capital lease obligations	1,533	1,587
Accounts payable	199,024	279,406
Restructuring reserves	20,873	41,995
Accrued liabilities	202,500	253,322
Accrued salaries, wages and employee benefits	226,054	293,762
Accrued income taxes	144,437	124,795

Total current liabilities	809,573	1,070,032
Long-term debt, less current maturities	2,333,227	2,248,723
Long-term capital lease obligations, less current maturities	4,404	5,854
Post-retirement medical benefits	468,838	493,110
Pension liability	203,820	217,459
Long-term employee related benefits	154,167	154,495
Long-term income tax liabilities	23,413	—
Other long-term liabilities	42,475	43,205
Minority interest	18,825	24,048

Total liabilities	4,058,742	4,256,926

Commitments and contingencies (Note 7)
Stockholders’ deficit:
Common stock—$.01 par value; 270,000,000 shares authorized; 37,278,238 shares issued and outstanding	373	373
Additional paid-in capital	88,808	88,808
Accumulated deficit	(1,242,096)	(1,354,428)
Accumulated other comprehensive loss	(98,763)	(105,677)

Stockholders’ deficit	(1,251,678)	(1,370,924)

Total liabilities and stockholders’ deficit	$2,807,064	$2,886,002

The notes accompanying our financial statements in our Form 10-Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	August 28, 2005	August 29, 2004	August 28, 2005	August 29, 2004
Net sales	$1,018,816	$994,626	$2,968,358	$2,915,763
Cost of goods sold	564,870	538,179	1,590,328	1,638,377

Gross profit	453,946	456,447	1,378,030	1,277,386
Selling, general and administrative expenses	319,872	300,540	930,950	894,964
Long-term incentive compensation expense	9,629	10,735	18,949	37,067
(Gain) loss on disposal of assets	(2,936)	476	(5,788)	(612)
Other operating income	(16,804)	(11,593)	(47,311)	(29,626)
Restructuring charges, net of reversals	5,022	28,117	13,436	108,158

Operating income	139,163	128,172	467,794	267,435
Interest expense	63,918	64,252	198,625	197,687
Loss on early extinguishment of debt	39	—	66,064	—
Other (income) expense, net	(2,805)	(466)	(7,358)	3,070

Income before taxes	78,011	64,386	210,463	66,678
Income tax expense	39,765	17,821	98,131	16,857

Net income	$38,246	$46,565	$112,332	$49,821

The notes accompanying our financial statements in our Form 10-Q are an integral part of these financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	Nine Months Ended
	August 28, 2005	August 29, 2004
Cash Flows from Operating Activities:
Net income	$112,332	$49,821
Adjustments to reconcile net income to net cash (used for) provided by operating activities:
Depreciation and amortization	44,608	45,237
Non-cash asset write-offs associated with reorganization initiatives	—	34,997
Gain on disposal of assets	(5,788)	(612)
Unrealized foreign exchange gains	(3,922)	(13,643)
Write-off of unamortized costs associated with early extinguishment of debt	12,473	—
Decrease (increase) in trade receivables	58,508	(11,699)
(Increase) decrease in inventories	(107,300)	133,621
(Increase) decrease in other current assets	(11,724)	13,154
Decrease in other non-current assets	12,658	11,617
Decrease in accounts payable and accrued liabilities	(130,852)	(46,204)
Decrease in restructuring reserves	(19,587)	(28,877)
(Decrease) increase in accrued salaries, wages and employee benefits	(64,956)	68,447
Increase (decrease) in income tax liabilities	43,075	(13,345)
Decrease in long-term employee related benefits	(36,939)	(95,919)
(Decrease) increase in other long-term liabilities	(902)	1,034
Other, net	(366)	1,572

Net cash (used for) provided by operating activities	(98,682)	149,201

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(22,005)	(10,866)
Proceeds from sale of property, plant and equipment	11,163	6,672
Cash inflow from net investment hedges	2,163	1,544
Acquisition of Turkey minority interest	(3,835)	—

Net cash used for investing activities	(12,514)	(2,650)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	1,031,255	—
Repayments of long-term debt	(979,112)	(10,069)
Net decrease in short-term borrowings	(4,240)	(2,678)
Debt issuance costs	(24,552)	(2,069)
Increase in restricted cash	(1,067)	(2,053)
Other, net	—	(996)

Net cash provided by (used for) financing activities	22,284	(17,865)

Effect of exchange rate changes on cash	(491)	22

Net (decrease) increase in cash and cash equivalents	(89,403)	128,708
Beginning cash and cash equivalents	299,596	143,445

Ending cash and cash equivalents	$210,193	$272,153

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$201,092	$198,807
Income taxes	74,137	35,564
Restructuring initiatives	34,924	102,188

The notes accompanying our financial statements in our Form 10-Q are an integral part of these financial statements.